                                                         424 (b) (1)
                                                         333-00017



PROSPECTUS


                        1,324,091 Shares

                         LEGG MASON, INC.

                           Common Stock

                         ($.10 Par Value)



     This Prospectus relates to 1,324,091 shares of Common Stock, $.10 par value per share (the "Common Stock"), of Legg Mason, Inc. (the "Company") which may be offered for sale by the Selling Stockholders named herein or by pledgees, donees, transferees or other successors in interest. The sales of shares of Common Stock hereunder will be for the account of the Selling Stockholders or such other persons, and the Company will not receive any proceeds from such sales.

     The shares offered hereby may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest from time to time on the New York Stock Exchange, trading "regular way," in brokerage transactions effected through Legg Mason Wood Walker, Incorporated ("Legg Mason Wood Walker") at market prices prevailing at the time of sale. Legg Mason Wood Walker may receive compensation in the form of commissions from the Selling Stockholders or such other persons who may be effecting sales hereunder. The Selling Stockholders or other persons effecting sales hereunder and Legg Mason Wood Walker may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commissions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders or other persons effecting sales hereunder may agree to indemnify Legg Mason Wood Walker against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders."

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders will pay the fees of their own counsel and will be responsible for certain other expenses. See "Selling Stockholders."

     On December 29, 1995, the reported last sale price of the Common Stock on the New York Stock Exchange was $27.50 per share.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                      IS A CRIMINAL OFFENSE.




         The date of this Prospectus is January 5, 1996.

                     AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission
(the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Seven World Trade Center, 13th Floor, New York,
New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto), pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common
Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made.
Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

    No dealer, salesman or any other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders, any other person effecting sales hereunder, or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares of Common Stock to which it relates, or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof.

               DOCUMENTS INCORPORATED BY REFERENCE

    The following documents heretofore filed by the Company under the Exchange Act (File No. 1-8529) with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended
June 30, 1995 and September 30, 1995; and (3) the description of the Company's Common Stock contained in the Amendment on Form 8 filed July 17, 1991 amending the Company's Registration Statement on Form 8-A.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom this Prospectus has been delivered a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Legg Mason, Inc., 111 South Calvert Street, Baltimore, Maryland 21202, Attention:
Charles A. Bacigalupo, Secretary, telephone number (410) 539-0000.

                        THE COMPANY

    The Company is a holding company which, through its subsidiaries, is engaged in securities brokerage and trading, investment management of institutional and individual accounts and Company-sponsored mutual funds, investment banking for corporations and municipalities, commercial mortgage banking and provision of other financial services. The Company's principal broker-dealer subsidiary is Legg Mason Wood Walker, a full service regional broker-dealer and investment banking firm operating primarily in the Eastern and Mid-South regions of the United States. The Company's principal investment management subsidiaries are Batterymarch Financial Management, Inc., Western Asset Management Company and Legg Mason Fund Adviser, Inc. Through Legg Mason Wood Walker and its predecessors, the Company has been engaged in the securities business since 1899.

    The executive offices of the Company are located at 111 South Calvert Street, Baltimore, Maryland 21202, and its telephone number is (410) 539-0000. Unless the context otherwise requires, all references to the "Company" herein include Legg Mason, Inc. and its predecessors and subsidiaries.



                       SELLING STOCKHOLDERS

    The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock owned by each of them and offered hereunder. Except for the shares listed below, none of the Selling Stockholders is presently the beneficial owner of any shares of Common Stock.


                                  Number of Shares

  Michael S. Cambron *            113,202
  Jean R. Collins                   3,044
  Karen A. Forg                     9,687
  William A. Friedlander *        106,282
  Smith Hickenlooper III *         44,838
  Susan J. Hickenlooper *          48,989
  Pamella A. Kassner                9,687
  Doris J. Leonard                 12,731
  Peter F. Levin *                 83,587
  Robert L. Luckerman              16,053
  Madelynn M. Matlock *            29,338
  Mel B. Mellis *                  31,275
  James A. Miller *               160,254
  Gerald L. Oaks *                 55,355
  Lorraine S. Phelps                1,937
  Donna M. Prieshoff *             29,061
  Dale H. Rabiner *               132,576
  James B. Reynolds *              87,185
  Ralph J. Scherer                  2,767
  Kenneth L. Schlachter             2,767
  Thomas A. Steele                  2,767
  William C. Stock *               36,534
  Woodrow H. Uible *               84,970
  Claudia F. Vollmer               17,437
  Kathleen S. Wise                 16,883
  Nancy E. York                     6,089
  Cornelius W. Hauck               25,463




  Bruce R. Davies                  48,989
  Donald S. Schmidt                80,265
  Robert J. Bonini                 24,079

     Total                      1,324,091

*Principal Stockholders



       The 1,324,091 shares of Common Stock to which this Prospectus relates were acquired by the Selling Stockholders from the Company in connection with the Company's acquisition on January 2, 1996 of Bartlett & Co. ("Bartlett"), an investment advisory and securities brokerage firm located in Cincinnati, Ohio (the "Acquisition"). Pursuant to the acquisition agreement, 10% of the shares owned by each person included in the above table is being held in an escrow that will terminate one year after the closing date of the Acquisition and 1.25% of the shares owned by each such person is being held in an escrow that will terminate at such time as certain potential claims relating to Bartlett have been resolved. The purpose of the escrows is to secure contingent obligations to indemnify the Company in certain circumstances under the terms of the acquisition agreement.

       The Company and the Selling Stockholders have agreed that the Company will pay the costs and expenses incurred in connection with the registration of the Common Stock and this offering, except that the Selling Stockholders shall pay the fees of their own counsel and shall be responsible for all selling commissions and all transfer taxes and related charges in connection with the offer and sale of such shares. In addition, the Company has agreed to indemnify the Selling Stockholders against liability arising from actual or alleged misstatements in the Registration Statement of which this Prospectus forms a part (other than liabilities arising from information supplied by a Selling Stockholder in connection with the Registration Statement), and the Selling Stockholders have agreed to indemnify the Company against liability arising from actual or alleged misstatements or omissions in the Registration Statement as the result of misstatements or omissions in the information supplied by the Selling Stockholders in connection with the Registration Statement.


                       PLAN OF DISTRIBUTION

       The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest may be effected from time to time on the New York Stock Exchange, trading "regular way," in brokerage transactions effected through Legg Mason Wood Walker, at market prices prevailing at the time of sale. Legg Mason Wood Walker may receive compensation in the form of commissions from the Selling Stockholders or such other persons who may be effecting sales hereunder. The Selling Stockholders or other persons effecting sales hereunder and Legg Mason Wood Walker may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders or other persons effecting sales hereunder may agree to indemnify Legg Mason Wood Walker against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders."

       Pursuant to the acquisition agreement, there are certain limitations on the aggregate number of shares that can be sold hereunder during certain periods by those persons who are identified in the above table as Principal Stockholders. For the period beginning the date of this Prospectus and ending July 2, 1996, the aggregate number of shares that can be sold is 424,106 shares; for the period beginning the date of this Prospectus and ending January 2, 1997, the aggregate number of shares that can be sold is 809,814 shares; and for the period beginning the date of this Prospectus and ending July 2, 1997, the aggregate number of shares that can be sold is 1,195,522 shares.

                             EXPERTS

       The consolidated statements of financial condition as of March 31, 1995 and 1994 and the consolidated statements of earnings, cash flows, and stockholders' equity for each of the three years in the period ended

March 31, 1995, and the consolidated financial statement schedules listed in Item 14(a)(1) and (2) of the 1995
Form 10-K incorporated by reference in this Prospectus from the 1995 Form 10-K, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



                          LEGAL MATTERS

       The validity of the shares of Common Stock offered hereby have been passed upon for the Company by Theodore S. Kaplan, Esq., the Company's General Counsel. Mr. Kaplan beneficially owns, or has rights to acquire under an employee benefit plan of the Company, less than one percent of the Common Stock of the Company.